UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Electro Scientific Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Shareholders

To the Shareholders of Electro Scientific Industries, Inc.:

The Annual Meeting of Shareholders of Electro Scientific Industries, Inc. (ESI) will be held at ESI’s offices, 13900 NW Science Park Drive, Portland, Oregon, on Tuesday, August 5, 2008 at 2:00 p.m. Pacific Daylight Time, for the following purposes:

1.	To elect four directors for a term of three years.

2.	To ratify the appointment of KPMG LLP as ESI’s independent registered public accounting firm for the fiscal year ending March 28, 2009.

3.	To transact any other business that properly comes before the meeting.

Only shareholders of record at the close of business on May 30, 2008 will be entitled to vote at the annual meeting.

Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by phone, via the internet, or by signing, dating, and returning the enclosed proxy card will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Retention of the proxy is not necessary for admission to or identification at the meeting.

By Order of the Board of Directors

/s/ Paul Oldham

Paul Oldham

Vice President of Administration, Chief Financial

Officer and Corporate Secretary

Portland, Oregon

July 7, 2008

ELECTRO SCIENTIFIC INDUSTRIES, INC.

PROXY STATEMENT

The mailing address of the principal executive offices of the Company is 13900 NW Science Park Drive, Portland, Oregon 97229-5497. The approximate date this proxy statement and the accompanying proxy forms are first being mailed to shareholders is July 7, 2008.

SOLICITATION AND REVOCABILITY OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors of Electro Scientific Industries, Inc., an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on August 5, 2008. The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mail and the internet, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone, fax or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, un-revoked proxies will be voted at the Annual Meeting in accordance with the instructions given.

Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is May 30, 2008. On that date there were 27,118,127 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

If you and other residents at your mailing address each own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces the Company’s printing and postage costs. If any shareholder residing at that address wishes to receive a separate annual report or proxy statement, write or telephone the Company as follows: Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229, (503) 641-4141. Contact the Company in the same way if you and other residents at your mailing address are receiving multiple copies of the annual report and proxy statement and wish to receive single copies in the future.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to the Company’s Bylaws, the Board of Directors is divided into three classes, and the term of office of one class expires each year. The terms of Barry L. Harmon, Gerald F. Taylor, W. Arthur Porter and Edward C. Grady expire in 2008. Messrs. Harmon, Taylor and Porter are nominees for re-election and Mr. Grady is up for election having been appointed by the Board in January 2008. Edward C. Grady was appointed to the Board of Directors on January 22, 2008 and is a nominee for election. Under Oregon law, if a quorum of shareholders is present at the 2008 Annual Meeting, the directors elected will be the four nominees for election as directors for a term ending in 2011 who receive the greatest number of votes cast at the meeting. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for Messrs. Harmon, Taylor, Porter and Grady. If any of the nominees for election as director at the 2008 Annual Meeting becomes unavailable for election for any reason (none being known at this time), the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

The following table briefly describes the Company’s nominees for directors and the directors whose terms will continue.

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Nominees

Barry L. Harmon, 54, served as President and Chief Executive Officer of ESI from April 2003 until January 2004. From July 2000 until September 2001, Mr. Harmon served as Senior Vice President—West Coast Operations for Avocent Corporation, a provider of KVM switching and solutions. Avocent is the company resulting from the merger of Apex, Inc. with Cybex Computer Products in 2000. Mr. Harmon served as Chief Financial Officer of Apex, Inc., also a provider of KVM switching and solutions, from 1999 until its merger with Cybex. From 1992 to 1999, he was Senior Vice President and Chief Financial Officer of ESI.

	2002	2008

Gerald F. Taylor, 68, retired in 1998 as Senior Vice President and Chief Financial Officer of Applied Materials, Inc., a manufacturer of semiconductor equipment. He was employed by Applied Materials since 1984. He is also a director of Lithia Motors Inc.	1998	2008

W. Arthur Porter, 67, served as University Vice President for Technology Development at the University of Oklahoma from July 1998 until July 2007. Until June 2005, he also served as the Dean of the College of Engineering and is currently Professor emeritus of electrical and computer engineering and Chairman of Southwest Nanotechnologies Inc. He was formerly President of the Houston Advanced Research Center. Dr. Porter is also a director of Stewart Information Services Corporation and Bookham, Inc.	1980	2008

Edward C. Grady, 61, was President and Chief Executive Officer of Brooks Automation until September 2007. Brooks Automation offers hardware products, services and tightly integrated solutions that optimize manufacturing equipment, factory operations and productivity for the semiconductor and other complex manufacturing industries. Prior to joining Brooks in 2003, he successfully ran several divisions at KLA-Tencor. He started his career as an engineer for Monsanto/MEMC, and eventually rose to the position of vice president of worldwide sales. Mr. Grady is also a director of Brooks Automation and Evergreen Solar where he is an independent lead director and chairman of the nominating and governance committee. He is also a board member of Verigy Ltd., Integrated Materials Inc., Finesse LLC and Molecular Imprints Inc.

	Appointed January 2008	2008

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Directors Whose Terms Continue
Jon D. Tompkins, 68, (Chairman) retired as Chief Executive Officer of KLA-Tencor Corporation, a manufacturer of semiconductor equipment, in 1998 and retired as Chairman of the Board of Directors of KLA-Tencor in June 1999. Mr. Tompkins is a member of the Board of Directors of Cymer, Inc.	1998	2009

Keith L. Thomson, 69, retired as Vice President and Oregon Site Manager of Intel Corporation, a manufacturer of chips, computers, networking and communications products, in 1998. Mr. Thomson joined Intel in 1969 and moved to Intel’s Oregon operation in 1978.	1994	2009

Richard J. Faubert, 60, was appointed President and Chief Executive Officer of AmberWave Systems, Inc., a semiconductor technology company, in September 2003. He served as President, Chief Executive Officer and director of SpeedFam-IPEC, Inc., a manufacturer of semiconductor equipment, from 1998 through 2002. Upon the sale of SpeedFam-IPEC to Novellus Systems, Inc., a capital equipment manufacturer, he served as Executive Vice President of Novellus until April 2003. Prior to his employment with SpeedFam-IPEC, Inc., he held executive and management positions at Tektronix, Inc., a test, measurement, and monitoring company, and GenRad, Inc., an electronics testing and manufacturing company. Mr. Faubert is also on the Board of Directors of Radisys Corp. and is on the North American Advisory Board of Semiconductor Equipment and Materials, Inc.

	2003	2009

Frederick A. Ball, 46, was Senior Vice President and Chief Financial Officer of Big Band Networks, a provider of network platforms for broadband multimedia services from August 2004 until November 2007. From November 2003 until May 2004, Mr. Ball served as Chief Operating Officer of CallTrex Corporation, a provider of customer service solutions. Prior to his employment with CallTrex, he was employed with Borland Software Corporation, a provider of enterprise software development solutions, from September 1999 until July 2003. Beginning in 1999, he was Senior Vice President and Chief Financial Officer. In October 2002, he was appointed Executive Vice President of Corporate Development and Mergers and Acquisitions. Prior to his employment with Borland, Mr. Ball served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment. Mr. Ball served as the Vice President of Finance for KLA-Tencor Corporation following KLA’s merger with Tencor Instruments in 1997.

	2003	2010

Nicholas Konidaris, 63, was appointed President and Chief Executive Officer of ESI in January 2004. From July 1999 to January 2004, Mr. Konidaris served as President and Chief Executive Officer of Advantest America Corp., a holding company for Advantest America, Inc., an automatic test equipment supplier. From July 1997 to July 1999, Mr. Konidaris served as the Chief Executive Officer of Advantest America Corp. Additionally, from July 1997 to January 2004, Mr. Konidaris served as Chairman of the Board, President and Chief Executive Officer of Advantest America, Inc. Mr. Konidaris is also a director of Ultratech, Inc.

	2004	2010

Robert R. Walker, 57, is retired from Agilent Technologies, Inc., an electronic instrument company, where he served as Executive Vice President and Chief Financial Officer from May 2000 until December 2001. From May 1999 until May 2000, he was Senior Vice President and Chief Financial Officer. During 1997 and 1998, Mr. Walker served as Vice President and General Manager of Hewlett-Packard’s Professional Services Business Unit. From 1993 to 1997, he led Hewlett-Packard’s information systems function, serving as Vice President and Chief Information Officer from 1995 to 1997.	2003	2010

CORPORATE GOVERNANCE GUIDELINES AND INDEPENDENCE

The Company’s Board of Directors has approved and adopted the Corporate Governance Guidelines and Governance and Nominating Committee Charter that are on the Company’s website at www.esi.com. Under the Company’s Corporate Governance Guidelines, which reflect the current standards for “independence” under the NASDAQ National Market listing standards and the Securities and Exchange Commission rules, two-thirds of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has made the following determinations with respect to each director’s independence:

Director	Status (1)
Frederick A. Ball	Independent
Edward C. Grady	Independent
Richard J. Faubert	Independent
Barry L. Harmon	Independent
Nicholas Konidaris	Not Independent (2)
W. Arthur Porter	Independent
Gerald F. Taylor	Independent
Keith L. Thomson	Independent
Jon D. Tompkins	Independent
Robert R. Walker	Independent

(1)	The Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Guidelines.
(2)	Mr. Konidaris is President and Chief Executive Officer of ESI and therefore is not independent in accordance with the standards set forth in the Corporate Governance Guidelines.

The Company has also adopted a Code of Conduct and Business Practices applicable to the Company’s directors, officers, employees and agents of ESI and its subsidiaries and a Code of Ethics for Financial Managers. Copies of the Company’s Code of Conduct and Business Practices and Code of Ethics for Financial Managers are available on our website at www.esi.com.

CHANGE IN FISCAL YEAR

The Company recently changed its fiscal year from consisting of 52 or 53 weeks ending on the Saturday nearest May 31 to the 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, all references to fiscal year/period 2008 in this document are to the 43 weeks ended March 29, 2008 (approximately ten months) and references to fiscal year 2007 are to the year ended June 2, 2007.

BOARD COMPENSATION

During fiscal 2008, the Board of Directors met eight times and each member of the Board of Directors attended at least 75 percent of the aggregate number of the meetings of the Board of Directors and the committees of which he was a member. All directors were reimbursed for all reasonable expenses incurred in attending meetings. Directors are expected to attend shareholders meetings. All directors then in office attended the 2007 annual meeting of shareholders.

Directors who are not employees of the Company received the following fees to the extent applicable to the individual directors: (a) an annual cash retainer of $30,000 for Board service, plus $1,500 for each Board meeting attended, $1,000 for each Committee meeting attended and $750 for each telephonic meeting attended; (b) an annual fee of $10,000 for service as chair of the Audit Committee and an annual fee of $8,000 for service as chair of a committee other than the Audit Committee; and (c) an annual cash retainer of $60,000 for the service as the Chairman of the Board. The Company also provides for reimbursement in the amount of $2,500 every two years for continuing education programs relating to the performance of duties of a director of a public company.

Non-employee directors also receive equity grants as a component of their total compensation. Stock options were granted prior to fiscal year 2007. Beginning in fiscal year 2007, the Company has granted restricted stock units rather than stock options.

On July 26, 2007, each director who was not a full-time employee of the Company was granted 4,900 restricted stock units under the 2004 Stock Incentive Plan. These units cliff vest on the third anniversary of the grant date. Mr. Grady was granted 9,800 restricted stock units on January 22, 2008 upon his appointment as a member of the Board. These units vest 25% on each of the first four anniversaries of the grant date. If a director retires during the vesting period in accordance with the Board’s retirement policy, the units to vest during the year in which retirement occurs will be prorated for such period.

FISCAL YEAR 2008 DIRECTOR COMPENSATION

The following table shows compensation earned by the Company’s non-employee directors in fiscal 2008 (ten-month period).

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Total ($)
Frederick A. Ball	$41,000	$38,912	(3)	$2,591	(4)	$82,503
Richard J. Faubert	$36,750	$38,912	(3)	$2,591	(4)	$78,253
Edward C. Grady (6)	$3,488	$7,907	(5)	—		$11,395
Barry L. Harmon	$27,500	$38,912	(3)	—		$66,412
W. Arthur Porter	$34,750	$38,912	(3)	$2,591	(4)	$76,253
Gerald F. Taylor	$32,000	$38,912	(3)	$2,591	(4)	$73,503
Keith L. Thomson	$40,250	$38,912	(3)	$2,591	(4)	$81,753
Jon D. Tompkins	$67,083	$38,912	(3)	$2,591	(4)	$108,586
Robert R. Walker	$32,750	$38,912	(3)	—		$71,662

Footnotes:

(1)	Represents the amount of compensation expense recognized under SFAS No. 123R “Share-Based Payment”, in fiscal 2008 for all unvested restricted stock units, excluding estimated forfeitures. Compensation expense is equal to the value of the restricted shares based on the closing market price of the Company’s Common Stock on the grant date, and is recognized ratably over the vesting period, which ranges from one to four years. Each of the directors in the table shown above held 6,750 unvested restricted stock units at March 29, 2008 except Mr. Grady who held 9,800 unvested restricted stock units. The grant date fair value of the 4,900 stock grant made on July 26, 2007 to each director then in office was $111,034. The grant date fair value of the stock grant made on January 22, 2008 to Mr. Grady was $172,774.
(2)	Represents the amount of compensation expense recognized under SFAS No. 123R in fiscal 2008 for all unvested stock options, excluding estimated forfeitures. Compensation expense is equal to the value of the options estimated using the Black-Scholes option pricing model, and is recognized over the vesting period. The assumptions made in determining the grant date fair values of options under SFAS No. 123R are disclosed in the Notes to Consolidated Financial Statements and in our annual report on Form 10-K for the fiscal period ended March 29, 2008. At March 29, 2008, the directors held outstanding options for the following number of shares of our common stock: Frederick A. Ball, 55,000; Richard J. Faubert, 55,000; Barry L. Harmon, 71,000; W. Arthur Porter, 59,500; Gerald F. Taylor, 61,000; Keith L. Thomson, 61,000; Jon D. Tompkins, 75,000; and Robert R. Walker, 55,000.
(3)	Comprised of an award grant for 2,775 shares on July 20, 2006 with a grant date fair value of $50,644 and an award for 4,900 shares on July 26, 2007 with a grant date fair value of $111,034.

(4)	Comprised of an option for 6,000 shares granted on July 31, 2003 with a grant date fair value of $64,168.
(5)	Comprised of an award grant for 9,800 shares on January 22, 2008 with a grant date fair value of $172,774.
(6)	Mr. Grady was appointed as a member of the Board of Directors on January 22, 2008.

In May 2008, the Board amended the Company’s deferred compensation plan to provide for participation by the Company’s directors. Under the deferred compensation plan, directors can generally elect to defer a minimum of 10% and a maximum of 100% of the fees they receive from the Company for their service on the Board. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the director. Directors may also defer payment of restricted stock units granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts.

BOARD COMMITTEES

The Company maintains an Audit Committee that currently consists of Frederick A. Ball (Chairman), Gerald F. Taylor and Robert R. Walker. All of the members of the Audit Committee are “independent directors” within the meaning of Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards and pursuant to the criteria established in Section 10A(m) of the Securities Exchange Act of 1934, as amended. Each of Messrs. Ball, Taylor and Walker has financial reporting oversight experience, including serving as chief financial officer of a public company. See “Proposal 1: Election of Directors” for their biographies. The Board of Directors has determined that each of Messrs. Ball, Taylor and Walker is an audit committee financial expert as defined in SEC rules. The Audit Committee Charter requires the Audit Committee to review any transaction with a related person or in which a related person has a direct or indirect interest and to determine whether to ratify or approve the transaction, with such ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or otherwise in the interest of the Company. The Audit Committee meets with management and with representatives of ESI’s independent registered public accounting firm, KPMG LLP, including meetings without the presence of management. The Audit Committee met seven times in fiscal 2008.

The Company maintains a Compensation Committee that currently consists of Keith L. Thomson (Chair), Richard J. Faubert, Edward C. Grady, Barry L. Harmon and Jon D. Tompkins. All members of the Compensation Committee have been determined to be independent by the Board of Directors in accordance with the Nasdaq National Market listing standards and Securities and Exchange Commission rules. None of the members of the Compensation Committee is a current or former officer or employee of the Company, except for Barry Harmon, who served as President and Chief Executive Officer of the Company from April 2003 until January 2004 and as Senior Vice President and Chief Financial Officer of the Company from 1992 to 1999. The Compensation Committee makes recommendations to the Board of Directors concerning officers’ compensation and has been delegated authority to grant options and other awards under the Company’s stock incentive plan. For additional information about the Compensation Committee, see “Compensation Discussion and Analysis,” set forth below. The Compensation Committee met five times in fiscal 2008.

The Company maintains a Corporate Governance and Nominating Committee that currently consists of Jon D. Tompkins (Chairman), Keith L. Thomson and W. Arthur Porter. All members of the Corporate Governance and Nominating Committee have been determined to be independent by the Board of Directors in accordance with the NASDAQ National Market listing standards and Securities and Exchange Commission rules. The Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities related to seeking candidates for membership on the Board of Directors, assessing the corporate governance policies and processes of the Board of Directors and reviewing from time to time the policies of the Board of Directors related to director qualifications, compensation, tenure and retirement. The Corporate Governance and Nominating Committee met three times in fiscal 2008.

DIRECTOR NOMINATION POLICY

Shareholders may recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Corporate Governance and Nominating Committee c/o Chairman of the Corporate Governance and Nominating Committee, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Corporate Governance and Nominating Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by January 31, 2009 will be considered for nomination for election at the 2009 Annual Meeting of Shareholders. Recommendations received after January 31, 2009 will be considered for nomination for election at the 2010 Annual Meeting of Shareholders. Following the identification of the director candidates, the Corporate Governance and Nominating Committee will meet to discuss and consider each candidate’s qualifications and shall determine by majority vote the candidate(s) whom the Corporate Governance and Nominating Committee believes would best serve the Company. In evaluating director candidates, the Corporate Governance and Nominating Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes that candidates for director should have certain minimum qualifications, including high ethical character, a reputation that enhances the image and reputation of the Company, being highly accomplished and a leader in his or her respective field, relevant expertise and experience, the ability to exercise sound business judgment and the ability to work with management collaboratively and constructively. In addition, the Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules and that at least two-thirds of the members of the Board should meet the definition of independent under NASDAQ National Market listing standards and Securities and Exchange Commission rules. The Committee also believes the Company’s Chief Executive Officer should participate as a member of the Board. A candidate recommended by a shareholder will be evaluated in the same manner as a candidate identified by the Committee.

COMMUNICATIONS WITH BOARD

Any shareholder who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Corporate Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the Board of Directors in a timely manner.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR the election of the nominees named in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of March 29, 2008 (or such other date as otherwise indicated in the footnotes below) by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each of the Company’s current directors and nominees for director, (iii) each individual named in the Summary Compensation Table and (iv) all directors and executive officers of the Company on March 29, 2008 as a group. Applicable percentage of ownership is based on 27,111,544 shares of Common Stock outstanding as of March 29, 2008 together with applicable options and restricted stock units held by such shareholders. Shares of Common Stock subject to options exercisable at March 29, 2008 or exercisable within 60 days after March 29, 2008 and shares of Common Stock underlying restricted stock units vested at March 29, 2008 or vesting within 60 days after March 29, 2008 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Approximate Percent of Class
Frederick A. Ball	55,925	(2)	*
Richard J. Faubert	55,925	(3)	*
Edward C. Grady	0
Barry L. Harmon	71,925	(4)	*
Nicholas Konidaris	666,642	(5)	2.46%
W. Arthur Porter	60,425	(6)	*
Gerald F. Taylor	64,925	(7)	*
Keith L. Thomson	61,925	(8)	*
Jon D. Tompkins	77,925	(9)	*
Robert R. Walker	55,925	(10)	*
Robert DeBakker	113,085	(11)	*
Kerry Mustoe	59,500	(12)	*
Paul Oldham	0
Tung H. Tom Wu	97,333	(13)	*
Barclays Global Investors NA (CA) 1 Churchill Place, London, England	1,565,502	(14)	5.77%
Dimensional Fund Advisors LP 1299 Ocean Avenue, Santa Monica, CA 90401	2,519,170	(15)	9.29%
Nierenberg Investment Management Company Inc. 19605 NE 8th Street, Camas, WA 98607	3,562,927	(16)	13.14%
Third Avenue Management LLC 622 Third Avenue, New York, NY 10017	3,353,852	(17)	12.37%
14 directors and executive officers (as of 3/29/08) as a group	1,441,460		5.32%

*	Less than 1 percent.
(1)	Shares are held directly with sole investment and voting power unless otherwise indicated.
(2)	Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 29, 2008.
(3)	Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 29, 2008.
(4)	Includes 71,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 29, 2008.
(5)	Includes 630,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 29, 2008. Mr. Konidaris shares voting and investment rights with his spouse.
(6)	Includes 59,500 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 29, 2008.

(7)	Includes 61,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 29, 2008.
(8)	Includes 61,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 29, 2008.
(9)	Includes 75,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 29, 2008.
(10)	Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 29, 2008.
(11)	Includes 110,500 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 29, 2008.
(12)	Includes 59,500 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 29, 2008.
(13)	Includes 96,667 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 29, 2008.
(14)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008, in which the entity reported its beneficial ownership as of December 31, 2007. Barclays Global Investors, NA, reported it has sole voting power with respect to 532,929 shares and sole dispositive power with respect to 654,452 shares. Barclays Global Fund Advisors reported it has sole voting power with respect to 650,444 shares and sole dispositive power with respect to 882,528 shares. Barclays Global Investors, LTD reported it has sole dispositive power with respect to 28,522 shares.
(15)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008, in which the entity reported its beneficial ownership as of December 31, 2007. Dimensional Fund Advisors LP, an investment advisor, reported it has sole voting and dispositive power with respect to the 2,519,170 shares held by four funds.
(16)	Based solely on information set forth in a Schedule 13D/A filed with the Securities and Exchange Commission on January 11, 2008, in which the entity reported its beneficial ownership as of January 8, 2008.
(17)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, in which the entity reported its beneficial ownership as of December 31, 2007. Third Avenue Management LLC reported it has sole voting power with respect to 3,347,727 shares and sole dispositive power with respect to 3,353,852 shares.

EXECUTIVE OFFICERS

At June 16, 2008, the executive officers of the Company were as follows:

Name	Age	Position
Nicholas Konidaris	63	President, Chief Executive Officer and Director
Paul Oldham	45	Vice President of Administration, Chief Financial Officer and Corporate Secretary
Robert DeBakker	50	Vice President of Operations
Steve Harris	45	Vice President of Research, Development & Engineering
Sidney Wong	49	Senior Director of Sales
Ian Corr	45	Vice President of Service
R.A. Srinivas	42	Vice President of Marketing
Kerry L. Mustoe	51	Vice President, Corporate Controller and Chief Accounting Officer

See Mr. Konidaris’s biography under “Proposal 1: Election of Directors”.

Mr. Oldham joined the Company on January 7, 2008 as Vice President of Administration, Chief Financial Officer and Corporate Secretary. Prior to joining ESI, Mr. Oldham was employed at Tektronix, Inc. since 1988, where he held several senior leadership positions including Vice President Finance and Corporate Controller, European Operations Controller, and most recently Vice President Treasurer and Investor Relations.

Mr. DeBakker was appointed Vice President of Operations in September 2004. From 2000 to 2004, he was employed with IBM, first as Vice President i/p Series Manufacturing, then as Vice President Strategy Integrated Supply Chain and finally as Vice President x Series Integrated Supply Chain. From 1997 to 2000, Mr. DeBakker was Vice President of Operations of Sequent Computer Systems, a manufacturer and provider of information technology solutions.

Mr. Harris was appointed Vice President of Research, Development and Engineering in January 2005. Mr. Harris joined ESI in November 1997, and first led the Central Engineering group and later served as General Manager of the Semiconductor Link Processing business unit before being promoted to his current post. Prior to joining ESI, Mr. Harris was employed at Tektronix, where he began his career and spent 13 years in a variety of product development and engineering management positions. Mr. Harris currently serves as a director of Axsun Technologies, a leader in developing miniaturized optical micro-instruments for a variety of industries.

Mr. Wong was appointed Senior Director of Sales in April 2008 and joined ESI in May 1998 from Giga-tronics. During his tenure at ESI, Mr. Wong has held a variety of positions including director of sales and service, senior director of marketing and currently, senior director of sales. Mr. Wong previously worked for Hewlett-Packard, and began his career at Philips HK Ltd.

Mr. Corr was appointed Vice President of Service in August 2004. Prior to joining ESI in 2004, he held various management roles at National Semiconductor and Advantest while based in Europe. During his tenure at Advantest, Mr. Corr was responsible for all U.S. field operations and, under his leadership, achieved significantly higher levels of customer satisfaction including development and implementation of various marketing and e-business programs.

Dr. R. A. Srinivas was appointed Vice President of Marketing at ESI in March 2007. Dr. Srinivas came to ESI from Applied Materials, where he spent nearly 15 years in a succession of posts with increasing responsibilities. Most recently, Dr. Srinivas served as Chief Marketing Officer of multiple product groups at Applied Materials, including Applied Material’s Etec Systems Division, whose products include e-beam and laser pattern-generation systems. He began his career in research and development and has managed several product development teams.

Ms. Mustoe has served as the Company’s Corporate Controller and Chief Accounting Officer since September 2003. In December 2005, she was appointed Interim Chief Financial Officer and served as such until September 2006. She was appointed Vice President on January 18, 2007. She was appointed Interim Chief Financial Officer again from September 28, 2007 until January 7, 2008. Prior to joining the Company, Ms. Mustoe held director of accounting and finance positions at technology firms including FEI Company, a provider of products and systems used in the nanotechnology industry in 2003, Oresis Communications, a provider of switching products for the telecommunication industry, from 2001 through 2002, and RadiSys Corporation, a provider of communications systems components, from 1999 to 2001. Prior to that, Ms. Mustoe was accounting director at Sequent Computer Systems, a manufacturer and provider of information technology solutions, and an auditing manager and certified public accountant with PricewaterhouseCoopers in Portland, Oregon.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (the “Committee”) consists entirely of non-employee independent directors as defined by the rules of NASDAQ and the Company’s Corporate Governance Guidelines. The current members of the Committee are Keith Thomson (Chair), Richard Faubert, Ed Grady, Barry Harmon and Jon Tompkins. The Committee’s authority and responsibilities are set forth in a charter adopted by the Board of Directors, which the Committee reviews annually. The Charter is available for review on the Company’s Web site at www.esi.com.

The Committee reviews and approves the compensation of all executives, including the Chief Executive Officer. The Committee has full authority to determine annual base salary and incentive compensation, equity incentives and all other compensation for the executives. The Committee reviews and approves all stock options and restricted stock unit grants to executives and annual restricted stock grants to all other employees. Base salary and incentive compensation award decisions for all executive officers are made at the Fiscal Year Quarter One meeting of the Committee in conjunction with annual performance reviews. The Committee reviews a tally sheet which sets forth historic and current information regarding each element of compensation for each executive officer. It receives recommendations from the CEO as to compensation of other executives, and the CEO participates in discussions regarding their compensation. The Committee meets in executive session without the CEO to determine his compensation.

The Committee engaged Compensation Strategies, Inc., an independent outside compensation consultant, to advise it with respect to executive and director compensation for the 2008 fiscal period, as it has done in prior years. Compensation Strategies assists in the evaluation of the competitiveness of executive and director compensation and provides overall input to the Committee in the design and operation of its compensation programs. The Committee has sole authority to retain and terminate Compensation Strategies.

Compensation Philosophy

The Board of Directors and the Committee believe that the Company’s executive compensation programs should be related to short and long-term corporate performance and improvement in shareholder value. The Company has developed a total compensation philosophy that ties a significant portion of executive compensation to achieving pre-established financial results. The overall objectives of these executive compensation programs are to:

•	Attract and retain talented executives;

•	Motivate executives to execute long-term business strategies while achieving near-term financial targets; and

•	Align executive performance with the Company’s short-term and long-term goals for delivering shareholder value.

The elements of the Company’s compensation program for executives are base pay, annual cash bonus incentives, equity incentives and a deferred compensation plan. The Company also has an employee stock purchase plan, a 401(k) retirement plan and provides health care and other benefits to executives on the same basis as it does for all other employees. A limited number of key executives have Change of Control Severance Agreements which entitle them to certain amounts in the event of termination under certain circumstances following a change of control in the Company.

Each element of the Company’s compensation program serves a somewhat different purpose, but in combination, the compensation program enables the Company to support its compensation philosophy and to offer compensation competitive with that offered by companies of similar size and complexity within high-technology electronics and similar industries.

The Committee uses comparative information from a group of companies in the high technology industry with which the Company competes for executive talent for establishing executive compensation goals (the “peer group companies”). The peer group companies were selected by the Committee with input from Compensation Strategies and the Company’s management. The following companies were the peer group companies for the purpose of setting compensation for the 2008 fiscal period:

Applied Materials, Inc.	Kulicke and Soffa Industries, Inc.
Asyst Technologies, Inc.	Lam Research Corporation
Axcelis Technologies, Inc.	LTX Corporation
Brooks Automation, Inc.	Mattson Technology, Inc.
Coherent, Inc.	Newport Corporation
Cohu, Inc.	Novellus Systems, Inc.
Credence Systems Corporation	Photronics, Inc.
Cymer, Inc.	Teradyne, Inc.
FEI Company	Ultratech, Inc.
FSI International, Inc.	Varian Semiconductor Equipment
GSI Group Inc.	Veeco Instruments Inc.
KLA—Tencor Corporation	Zygo Corporation

The comparison to the peer group companies was based on public information (proxy data), supplemented with public and private survey information. Market data was size adjusted (via statistical regression techniques) to remove the significant swings that occur between individual raw data points and construct market pay levels that are reflective of the Company’s size. On July 3, 2007, our Board of Directors approved a change in our reporting periods that results in a fiscal year consisting of 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, our fiscal 2008 reporting period consisted of a 43-week period ending on March 29, 2008 (approximately 10 months). All Committee decisions with regard to executive compensation were made on an annual basis.

The Committee believes that its total compensation philosophy should result in total compensation between the 50th and 75th percentile of similarly situated executives in the peer group companies. Generally, the committee targets the 50th percentile for solid performance, with the opportunity to achieve total compensation at the 75th percentile of similarly situated executives for superior performance.

In setting executive compensation for 2008 fiscal period, the Committee reviewed the Company’s existing compensation programs in light of current industry compensation practices and trends. For all executives, variable pay based on performance is a major element of compensation. Variable pay is comprised of annual cash bonuses and long-term stock-based equity incentives, with the stock-based incentives being made up of stock options, performance-based restricted stock units and, time-based restricted stock units. Applying this philosophy for each executive officer, the Committee reviewed base salary, annual cash incentives, long-term incentives and all other elements of total compensation and compared these compensation components to comparable elements of compensation at the peer group companies. The Committee made determinations of base salary, annual cash incentives, long-term incentives and other elements of compensation consistent with its compensation philosophy and that it believed to be appropriate and reasonable based on individual and corporate performance.

Named executives in the Summary Compensation Table are as follows:

Nick Konidaris, CEO

John Metcalf, CFO and VP of Administration (9/28/07 termination date)

Tong H., Tom Wu, VP Customer Operations (5/09/08 termination date)

Robert DeBakker, VP Manufacturing Operations

Kerry Mustoe, Chief Accounting Officer and VP of Finance (Interim CFO 9/28/07 through 1/6/08)

Paul Oldham, VP of Administration, CFO and Corporate Secretary (January 7, 2008 start date)

Base Salaries

Base salary levels are reviewed annually at the first quarterly meeting of the Committee. Base salaries for executives are determined by evaluating the responsibilities of the position and the experience of the individual and by reference to the competitive marketplace for corporate executives, including a comparison to base salaries for comparable positions at the peer group companies provided by Compensation Strategies. The Committee established base salary compensation levels for executives, including the named executive officers, generally at levels approximating the 50th percentile of similarly situated executives in the peer group companies. Individuals with outstanding performance in any given year may be provided with base pay up to the level of the 75th percentile.

During the 2008 fiscal period, Mr. Konidaris’s annual base salary was increased to $500,000, a 4.4% increase over his base salary for the prior year. Mr. Konidaris’s base salary places him at approximately the 50th percentile for chief executive officers at the peer group companies and reflects the Committee’s assessment of his solid performance and the improved performance of the Company under his leadership. Other named executive officers’ annual base salary increases ranged from 2.98 % to 4.65% which resulted in base salaries in general paid at the 50th percentile except that John Metcalf did not receive an increase to his base salary due to his planned departure in September 2008.

Annual Cash Incentive Compensation

The Company’s executives are eligible to participate in the Company’s Annual Executive Bonus Plan. The performance objectives are established at the beginning of the year and are comprised of specific Company financial objectives based on the Company’s annual operating plan approved by the Board of Directors and individual management objectives established for each executive individually. The Company’s financial performance objectives for the 2008 fiscal period were specified levels of actual revenue and operating profit (adjusted for certain nonrecurring and/or discretionary items) as a percentage of forecasted revenue, based on 10 months due to the change in the fiscal year end. Of the total awards available to each executive under the Annual Executive Bonus Plan for the 2008 fiscal period, 33% of the award was based on the revenue objective, 33% was based on the operating profit objective and 34% was based on the executive’s shared and individual objectives.

The Committee set a baseline plan, a minimum threshold amount and maximum amount for both the revenue and operating profit (as a percentage of revenue) measures for payouts under the Plan. Attainment of the minimum threshold under the Plan results in a bonus payout of 50% for the revenue and operating profit targets. When the operating profit attainment exceeds 100%, that attainment percentage is used as a multiplier towards the payout of the MBO attainment percentage. The maximum award payable is 200% of bonus target.

The Committee assigned each executive officer a percentage of base pay (the targeted amount) which was used to calculate benefits under that plan. The bonus target for the CEO was 100% of base pay and the target for the other named executive officers ranged from 45% to 60% of base pay.

For the 2008 fiscal period, the baseline plan for revenue was $236 million with the minimum threshold and maximum amounts set at 86% and 114%, respectively, of the baseline plan. The baseline plan operating profit percentage, as adjusted, was 13.5% with the minimum threshold and maximum amounts set at 56% and 144%, respectively, of the baseline plan percentage.

For the 2008 fiscal period, the Company’s total revenues and operating profit percentage exceeded the target award levels, resulting in 135% attainment for the revenue objective and 126% attainment for the operating profit objective. The percentage of target for the individual objectives is determined for each executive separately based upon his or her performance review. If all of the objectives are achieved, the executive receives 100% of target for that bonus factor.

Mr. Konidaris’s personal objectives for the 2008 fiscal period related to margin goals, expense management, revenue growth, executive development, systemization of an operating income model, new product introduction process improvement, and the level of achievement of the objectives of his direct reports. Based on revenue, operating profit and the above personal objectives, Mr. Konidaris was awarded 121% of his target or $502,327 for the 2008 fiscal period.

Other named executive officers’ personal objectives for the 2008 fiscal period related to growth, margin goals, operating profit, market share improvement, globalization, operational efficiency and optimization of ERP functionality. Named executive officers were awarded bonus payments ranging from 108% to 126% of target.

Long-Term Incentive Compensation

To align shareholder and executive interests and to create incentives for improving shareholder value, the long-term component of the Company’s executive compensation program uses a model of 40% stock option awards, 40% performance-based restricted stock unit awards, 20% time-based restricted stock unit awards and, on a selective basis for superior performance, additional time-based restricted stock unit awards. The program has three primary objectives as follows: (1) incremental shareholder value, (2) focus on achievement of specific performance goals and (3) rewarding and retaining high-impact employees.

The award levels for stock option and performance-based restricted stock unit awards are generally established at levels approximating the 50th percentile of similarly situated executives in the peer group companies. For purposes of this comparison, long-term incentive awards made by the Company and by the peer group companies are valued using the Black-Scholes valuation method. The number of performance-based restricted stock units awarded in the 2008 fiscal period was determined by comparison with the long-term incentive data for executives at peer group companies. In addition, time-based restricted stock units were awarded to all executives (other than John Metcalf). Additional time-based restricted stock units were awarded to those executives the Committee believed were superior performers.

Stock Options and Performance Based Restricted Stock Units. Stock options provide rewards to executives upon creation of incremental shareholder value and the attainment of long-term goals. Options are awarded at the market closing price on the grant date. The Committee has not granted, nor does it intend in the future to grant, equity awards in anticipation of the release of material nonpublic information. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based upon equity award grant dates. The Committee’s schedule is generally determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Performance-based restricted stock unit awards entitle recipients to receive shares of the Company’s common stock based upon the average three-year growth of earnings per share versus the peer group companies. The units are earned depending on the Company’s ultimate percentile rank achieved compared against the peer group companies. Generally, none of the units are earned for a ranking below the 25th percentile and 200% of the units are earned for a ranking at or above the 90th percentile. At a 50th percentile ranking, 100% of the units are earned. The performance-based restricted stock units awarded during fiscal 2008 will be earned based on the achieved average earnings/loss per share of the Company for fiscal 2008-2010 as compared to the average earnings/loss per share of the Company for fiscal 2005-2007, relative to that same comparison for the peer group companies. The Compensation Committee has the discretion to permit vesting of units for a ranking below the 25th percentile. The Company believes compensation plans that are tied to the Company’s performance in relation to peer companies are the optimum way of providing incentives to executives and to reward success, since success in this area will, over the long term, enhance shareholder value.

Time-based Restricted Stock Unit Awards. Time-based restricted stock unit awards are intended to serve as a retention incentive for all executives, with additional time-based restricted stock units awarded to those executives the Committee believes to be superior performers. The value of these awards, when added to the value of an executive’s other long-term equity-based incentive awards, are intended to result in long-term incentive opportunity to the executive over the 50th percentile of the peer group companies for similarly situated executives. The time-based restricted stock units awarded during the 2008 fiscal period cliff vest on the third anniversary of the date of grant. The additional time-based restricted stock units granted for superior performance vest on the fifth anniversary of the grant date (except for the special provision in the event of Mr. Konidaris’s earlier retirement described below).

During the 2008 fiscal period, Mr. Konidaris was awarded 40,000 stock options with four-year pro rata vesting, 16,000 performance-based restricted stock units, and 35,500 time-based restricted stock units. The 16,000 performance-based restricted stock unit award was made on the same basis as the awards for other officers. Eight thousand five hundred time-based restricted stock units cliff vest on the third anniversary of the date of grant and 27,000 time-based restricted stock units cliff vest on the fifth anniversary of the grant date; however, upon retirement after age 65, they vest on a pro rata basis equal to the proportion of the three and five years that he has been employed.

Change In Control and Severance Agreements

The Company entered into an employment agreement containing change in control and severance provisions with Nicholas Konidaris at the time of his employment as CEO of the Company. The Company also has change in control severance agreements in place for Robert DeBakker and Paul Oldham. The Committee believes that these agreements could be an important factor in maintaining stability of the management team at a time when there is uncertainty about their continued employment by the Company. The terms of the change in control severance agreements for these executives were established by the Committee to provide what it believes to be reasonable benefits in the event of termination following a change of control. See “Potential Payments upon Termination or Change in Control” in this proxy statement for more information regarding these agreements.

Deferred Compensation Plan

Executives can generally elect to defer receipt of up to 50% of their salary and 100% of their bonuses. Cash amounts credited to the Deferred Compensation Plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to 10 years, as elected by the executive.

Officers and other eligible employees may defer payment of restricted stock units granted to them by the Company. Issuance of shares of Company common stock is under the same terms as cash amounts. The Company intends to set aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.

The deferred compensation plan is offered to executives in order to allow them to defer more compensation than they otherwise would be permitted to defer under a tax-qualified retirement plan, such as the Company’s 401(k) retirement plan. The Company offers the deferred compensation plan as a competitive practice to enable it to attract and retain top talent.

Other Benefits

The Company’s executives are eligible to participate in the 401(k) retirement plan, employee stock purchase plan and health and welfare plans on the same basis as other employees.

Deductibility of Compensation

It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

In recent years, compensation paid to the Company’s chief executive officer and to each of its four other most highly-compensated executive officers has been deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the Company’s executives may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation. For example, some of the Company’s executives have been granted time-based restricted stock units that will vest over the next several years; some of the Company’s executives have been awarded inducement option grants outside of shareholder approved plans in connection with their hire and Mr. Konidaris received a grant of restricted stock at the time he was hired in January 2004 that compensated him for stock options from his former employer that he forfeited by joining the Company. These awards will not qualify as “performance-based compensation.” The Company believes that all of the stock options granted to its executives under its shareholder approved plans qualify under Section 162(m) as performance-based compensation.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services to the Company in all capacities for the 2008 ten-month fiscal period and fiscal year 2007 for:

•	The Company’s chief executive officer;

•	The Company’s chief financial officer and the two other individuals who held that position during fiscal year 2008; and

•	The two other individuals who were serving as executive officers of the Company at the end of fiscal year 2008

The above individuals are referred to hereafter as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year (1)	Salary	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation (4)		Total
Nicholas Konidaris	2008	$416,667	—	$452,115	$66,097	$502,327	$4,563		$1,441,769
President, and Chief Executive Officer	2007	$475,000		$491,060	—	$739,918	$7,359		$1,713,337

Paul Oldham (5)	2008	$65,872	—	$13,103	$33,878	$45,614	$700		$159,167
Vice President of Administration, Chief Financial Officer and Corporate Secretary

John Metcalf (6)	2008	$90,000	—	$16,082	$77,195	—	$151,848	(7)	$335,125
Former Sr. Vice President of Administration, Chief Financial Officer and Secretary	2007	$196,442		$58,458	$169,829	$172,343	$5,738		$602,810

Robert DeBakker	2008	$200,000	—	$130,625	$131,377	$136,403	$5,675		$604,080
Vice President of Operations	2007	$230,334		$71,344	$130,574	$213,159	$7,000		$652,411

Tung H. Tom Wu (8)	2008	$225,000	—	$116,475	$23,402	$152,301	$33,027	(9)	$550,205
Vice President of Worldwide Sales	2007	$260,000		$51,396	—	$240,614	$186,649	(10)	$738,659

Kerry Mustoe (11)	2008	$182,500	—	$88,046	$28,430	$103,164	$6,291		$408,431
Vice President of Finance, Corporate Controller and Chief Accounting Officer	2007	$172,260	$50,000	$47,948	$46,348	$119,174	$6,950		$442,680

(1)	The Company recently changed its fiscal year from consisting of 52 or 53 weeks ending on the Saturday nearest May 31 to the 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, references in this table to fiscal year/period 2008 are to the 43 weeks ended March 29, 2008 (approximately ten months) and references to fiscal year 2007 are to the year ended June 2, 2007.
(2)	Represents the amount of compensation expense recognized under SFAS No. 123R in 2008 for all unvested restricted stock awards, excluding estimated forfeitures. Compensation expense is equal to the value of the restricted shares based on the closing market price of the Company’s common stock on the grant date, and is recognized ratably over the vesting period, which ranges from one to five years.
(3)	Represents the amount of compensation expense recognized under SFAS No. 123R in 2008 for all unvested stock options, excluding estimated forfeitures. Compensation expense is equal to the value of the options estimated using the Black-Scholes option pricing model, and is recognized over the vesting period. The assumptions made in determining the grant date fair values of options under SFAS No. 123R are disclosed in the Notes to Consolidated Financial Statements in our annual report on Form 10-K for the fiscal period ended March 29, 2008.

(4)	Except as otherwise indicated, represents 401(k) matching contributions made by the Company.
(5)	Mr. Oldham commenced employment as Vice President of Administration, Chief Financial Officer and Corporate Secretary on January 7, 2008.
(6)	Mr. Metcalf served as Sr. Vice President of Administration, Chief Financial Officer and Secretary from September 11, 2006 through September 29, 2007.
(7)	This amount consists of (a) ESI’s matching contribution of $2,700 under the tax-qualified 401(k) plan, (b) a payment of $14,148 for vacation balance payout, and (c) severance payments totaling $135,000 pursuant to a separation agreement.
(8)	Mr. Wu resigned as of May 9, 2008.
(9)	Represents perquisites for expatriate benefits for Mr. Wu. This total includes housing, dependents’ educational expenses and $23,422 towards taxes.
(10)	Represents perquisites for expatriate benefits for Mr. Wu. This total includes $55,528 towards housing, $33,145 towards dependent’s educational expenses and $50,000 towards taxes.
(11)	Ms. Mustoe also served as Interim Chief Financial Officer and Secretary from September 30, 2007 until January 7, 2008, and from December 7, 2005 until September 11, 2006.

FISCAL 2008 GRANTS OF PLAN-BASED AWARDS

The following table contains information concerning the fiscal 2008 bonus opportunities for the named executive officers and the restricted stock unit awards and stock option awards granted to the named executive officers in fiscal 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value (#)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nicholas Konidaris	—	—	$416,667	$833,334	—	—	—	—		—		—	—
	7/26/2007	—	—	—	—	16,000	32,000	—		—		—	$362,560
	7/26/2007	—	—	—	—	—	—	8,500	(3)	—		—	$192,610
	7/26/2007	—	—	—	—	—	—	27,000	(4)	—		—	$611,820
	7/26/2007	—	—	—	—	—	—	—		40,000	(5)	$22.66	$390,964

Paul Oldham	—	—	$39,523	$79,046	—	—	—	—		—		—	—
	1/9/2008	—	—	—	—	—	—	1,500	(6)	—		—	$28,125
	1/7/2008	—	—	—	—	—	—	—		80,000	(7)	$18.91	$780,920

John Metcalf	—	—	—	—	—	—	—	—		—		—	—
		—	—	—	—	—	—	—		—		—	—

Robert DeBakker	—	—	$120,000	$240,000	—	—	—	—		—		—	—
	7/25/2007	—	—	—	—	5,000	10,000	—		—		—	$114,150
	7/25/2007	—	—	—	—	—	—	2,500	(8)	—		—	$57,075
	7/25/2007	—	—	—	—	—	—	6,000	(9)	—		—	$136,980
	7/25/2007	—	—	—	—	—	—	—		14,000	(10)	$22.83	$137,865

Tung H. Tom Wu	—	—	$135,000	$270,000	—	—	—	—		—		—	—
	7/25/2007	—	—	—	—	5,000	10,000	—		—		—	$114,150
	7/25/2007	—	—	—	—	—	—	2,500	(8)	—		—	$57,075
	7/25/2007	—	—	—	—	—	—	6,000	(9)	—		—	$136,980
	7/25/2007	—	—	—	—	—	—	—		14,000	(10)	$22.83	$137,865

Kerry Mustoe	—	—	$82,125	$164,250	—	—	—	—		—		—	—
	7/25/2007	—	—	—	—	3,000	6,000	—		—		—	$68,490
	7/25/2007	—	—	—	—	—	—	2,000	(8)	—		—	$45,660
	7/25/2007	—	—	—	—	—	—	5,000	(9)	—		—	$114,150
	7/25/2007	—	—	—	—	—	—	—		10,000	(10)	$22.83	$98,475

(1)	Represents the incentive for 2008 under the Company’s annual executive team bonus plan and estimated payouts at threshold, target and maximum levels of performance. The actual amount earned by each named executive officer for fiscal 2008 is set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(2)

Represents performance-based restricted stock unit awards. Performance conditions are based on the average earnings/loss per share of the Company for fiscal 2008-2010 as compared to the average earnings/loss per share of the Company for fiscal 2005-2007, relative to that same comparison for the peer group companies. The units vest proportionately, depending on the Company’s percentile rank versus the peer group companies, with none of the units vesting for a ranking below the 25th percentile and 200% of the units vesting for a ranking at or above the 90th percentile. At a 50th percentile ranking, 100% of the units vest. The Compensation Committee has the discretion to permit vesting of the units for a ranking below the 25th percentile.

(3)	Represents restricted stock units granted on July 26, 2007 that vest 100% on July 26, 2010, subject to employment criteria.
(4)	Represents restricted stock units granted on July 26, 2007 that vest 100%.on July 26, 2012, subject to employment criteria.
(5)	Represents options granted on July 26, 2007 which vest 25% per year on each of the first four anniversaries of the grant date.
(6)	Represents new hire restricted stock units granted to Paul Oldham on January 9, 2008 that vest 100% on July 1, 2008.
(7)	Represents new hire options granted to Paul Oldham on January 7, 2008 that vest 25% per year on each of the first four anniversaries of the grant date.
(8)	Represents restricted stock units granted on July 25, 2007 that vest 100% on July 25, 2010, subject to employment criteria.
(9)	Represents restricted stock units granted on July 25, 2007 that vest 100% on July 25, 2012, subject to employment criteria.
(10)	Represents options granted on July 25, 2007 which vest 25% per year on each of the first four anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2008

The following table sets forth the information concerning outstanding options and unvested restricted stock units by the named executive officers at March 29, 2008.

Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Nicholas Konidaris	70,000	(2)	—		—	$20.00	5/24/2016	10,000	(6)	$161,800	3,450	(10)	$55,821
	100,000	(3)	—		—	$19.42	7/21/2015	20,000	(7)	$323,600	10,000	(11)	$161,800
	40,000	(4)	—		—	$25.50	7/13/2014	20,000	(7)	$323,600	16,000	(12)	$258,880
	420,000		—		—	$25.71	1/7/2014	27,000	(8)	$436,860
			40,000	(5)		$22.66	7/25/2017	8,500	(9)	$137,530

Paul Oldham	—		80,000	(13)	—	$18.91	1/6/2018	1,500	(14)	$24,270	—		—

Robert DeBakker	35,000	(2)	—		—	$20.00	5/24/2016	4,000	(6)	$64,720	6,000	(11)	$97,080
	38,000	(15)	—		—	$19.84	7/20/2015	10,000	(18)	$161,800	5,000	(12)	$80,900
	37,500		12,500	(16)	—	$17.32	9/26/2014	2,500	(19)	$40,450
			14,000	(17)		$22.83	7/24/2017	6,000	(20)	$97,080

Tung H. Tom Wu (21)	16,667	(2)	—		—	$20.00	5/24/2016	10,000	(6)	$161,800	6,000	(11)	$97,080
	80,000	(22)	—		—	$24.49	1/15/2016	2,500	(19)	$40,450	5,000	(12)	$80,900
			14,000	(17)		$22.83	7/24/2017	6,000	(20)	$97,080

Kerry Mustoe	20,000	(2)	—		—	$20.00	5/24/2016	2,000	(6)	$32,360	2,000	(11)	$32,360
	15,000	(15)	—		—	$19.84	7/20/2015	3,500	(24)	$56,630	3,000	(12)	$48,540
	9,000	(23)	—		—	$16.92	4/19/2015	2,000	(19)	$32,360
	8,000		—		—	$25.00	11/12/2013	5,000	(20)	$80,900
	7,500				—	$20.16	9/1/2013
			10,000	(17)		$22.83	7/24/2017

(1)	Based on closing stock price on March 28, 2008 of $16.18.
(2)	Option granted on May 24, 2006 and became 100% exercisable on May 26, 2006. The shares underlying the option are subject to sale restrictions that lapse as to one-third of the shares on each of the first three anniversaries of the grant date.
(3)	Option granted on July 21, 2005 and became 100% exercisable on May 26, 2006. The shares underlying the option are restricted from being sold for a period of three years from the grant date.
(4)	Option granted on July 13, 2004 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective January 25, 2005, the vesting of the option was accelerated to be 100% vested on January 25, 2005, however sale is restricted to the original vesting schedule.
(5)	Vests 25% on July 26 2009; 25% on July 26, 2010; 25% on July 26, 2011 and 25% on July 26, 2012.
(6)	Vests 100% on July 19, 2011 subject to employment criteria.
(7)	Vests 100% on July 22, 2009 subject to employment criteria.
(8)	Vests 100% on July 26, 2012 subject to employment criteria.

(9)	Vests 100% on July 26, 2010 subject to employment criteria.
(10)	Performance/Time Based Restricted Stock Units cliff vest five years after grant date if certain levels of performance are achieved in fiscal 2007. Based on fiscal 2007 results, it was determined at the July 26, 2007 Board of Directors meeting that 3,450 shares will be issued five years after the grant date of October 4, 2006 subject to employment criteria.
(11)	Vests 100% on July 19, 2009 if certain levels of performance are achieved as compared to the peer group companies (as described in the “Compensation Discussion and Analysis” above).
(12)	Vests 100% on July 25, 2010 if certain levels of performance are achieved as compared to the peer group companies (as described in the “Compensation Discussion and Analysis” above).
(13)	Vests 25% a year on each of the first four anniversaries of the grant date of January 7, 2008, subject to employment criteria.
(14)	Vests 100% on July 1, 2008 subject to employment criteria
(15)	Option granted on July 20, 2005 and became 100% exercisable on May 26, 2006. The shares underlying the option are restricted from being sold for a period of three years from the grant date.
(16)	Vests 100% on September 27, 2008, subject to employment criteria.
(17)	Vests 25% on July 25, 2008; 25% on July 25, 2009; 25% on July 25, 2010 and 25% on July 25, 2011.
(18)	Vests 100% on July 20, 2010 subject to employment criteria.
(19)	Vests 100% on July 25, 2010 subject to employment criteria.
(20)	Vests 100% on July 25, 2012 subject to employment criteria.
(21)	Awards held by Mr. Wu that were not vested as of May 9,2008, his termination date, were forfeited.
(22)	Option granted on January 16, 2006 and became 100% exercisable on the grant date. The shares underlying the option are subject to sale restrictions that lapse for 25% of the shares on each of the first four anniversaries of the grant date.
(23)	Option granted on April 20, 2005 and became 100% exercisable on April 20, 2006. The shares underlying the option are restricted from being sold for a period of three years from the grant date.
(24)	Vests 100% on May 31, 2008 subject to employment criteria.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

The following table sets forth information with respect to options that were exercised and stock awards that vested with respect to the named executive officers in the 2008 fiscal period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized ($)
Nicholas Konidaris	—	—	22,520	$522,464
Paul Oldham	—	—	—	—
John Metcalf	25,000	$58,670	2,000	$47,920
Robert DeBakker	—	—	—	—
Tung H. Tom Wu	8,333	$33,332	—	—
Kerry L. Mustoe	7,500	$38,175	—	—

FISCAL YEAR 2008 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal 2008 ($)		Registrant Contributions in Fiscal 2008 ($)	Aggregate Earnings in Fiscal 2008 ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at 3/29/08 ($)
Nicholas Konidaris	$147,984	(1)	—	$(55,844)	—		$345,733
Paul Oldham	—		—	—	—		—
John Metcalf	$86,172	(1)	—	$(394)	$85,778	(2)	—
Robert DeBakker	—		—	—	—		—
Tung H. Tom Wu	—		—	—	—		—
Kerry L. Mustoe	—		—	—	—		—

(1)	Included as part of reported non-equity incentive plan compensation in the Summary Compensation Table for the 2007 fiscal period.
(2)	Final account distribution after termination.

Under the Company’s nonqualified deferred compensation plan, executives can generally elect to defer receipt of up to 50% of their salary and 100% of their bonuses. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the executive. Effective in fiscal year 2007, officers and other eligible employees may defer payment of restricted stock units granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts. The Company intends to set aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.

EQUITY COMPENSATION PLAN INFORMATION

Set forth in the table below is certain information regarding the number of shares of common stock that was subject to outstanding stock options or other compensation plan grants and awards at March 29, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	3,082,803	(2)	$18.39	5,105,607	(3)
Equity compensation plans not approved by security holders (4)	1,506,774		$29.39	—

Total	4,589,577		$22.00	5,105,607

(1)	These plans consist of the 1990 Employee Stock Purchase Plan, the 2004 Stock Incentive Plan and the following plans which in October 2004 were replaced by the 2004 Stock Incentive Plan with respect to shares of stock remaining available for issuance under the plans or that become available for issuance under the plans: (i) the 1989 Stock Option Plan, (ii) the 2000 Stock Option Incentive Plan, (iii) the 2000 Stock Option Plan and (iv) the 1996 Stock Incentive Plan.
(2)	Includes 576,997 restricted stock units which will vest only if specific performance or service measures are met.
(3)	Includes 624,111 shares available for issuance under the 1990 Employee Stock Purchase Plan.
(4)	Consists of inducement grants and options outstanding under the 2000 Stock Option Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance and Change in Control Compensation

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to certain named executive officers of the Company in the event of a termination of employment under various circumstances.

The Company entered into an employment agreement containing change in control and severance provisions with Nicholas Konidaris at the time of his employment as CEO of the Company. Under the terms of that agreement, Mr. Konidaris is entitled to certain benefits if he is terminated by the Company without cause or if he terminates employment for good reason (a “qualifying termination”). “Cause” generally includes willful and continued failure to perform duties, willful engagement in illegal conduct that is materially injurious to the Company and willful failure to follow material written policies of the Company. “Good reason” generally includes a diminution of position or responsibilities, failure to nominate Mr. Konidaris to the Board of Directors, a reduction in base salary, failure to provide a benefit required by his employment agreement or a requirement to relocate outside of Portland, Oregon.

The table on the following page sets forth the estimated benefits payable to Mr. Konidaris (i) if there was no change in control of the company and his employment was involuntarily terminated without cause on March 29, 2008 and (ii) if there was a change in control of the Company on March 29, 2008 and his employment was involuntarily terminated by the Company or terminated with good reason by him on that date. Under this agreement, a change in control is generally defined to include the following:

•

Any merger or other reorganization of the Company unless (1) as a result of the transaction, at least 50% of the outstanding securities voting generally in the election of directors are owned by the Company’s shareholders in substantially the same proportions as they were owned immediately prior to the transaction; (2) no person owns more than 50% of the outstanding shares of the surviving entity in the merger; and (3) more than 50% of the members of the Board of the surviving entity in the merger were members of the Board at the time the merger was approved;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•

The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.

In connection with his employment agreement, Mr. Konidaris entered into an employee confidentiality, non-competition and assignment agreement with the Company under which he agreed not to compete with the Company (other than in the high-volume, semiconductor automated test equipment business) for two years following the termination of his employment unless his employment is terminated by the Company with cause or by him without good reason, in which case the non-competition period will be one year.

In addition, the Company has entered into change in control severance agreements with Robert DeBakker and Paul Oldham. Under the terms of these agreements, the officer is entitled to change in control benefits if he is terminated by the Company other than for cause, disability or retirement or if he terminates employment for good reason. “Cause” generally includes willful and continued failure to perform duties, the conviction of guilty or entering of a no contest plea to a felony that is materially injurious to the Company and the commission of an act that constitutes gross negligence or gross misconduct. “Good reason” generally includes a diminution of position or responsibilities, a reduction in base salary, bonus or incentive opportunity and a requirement to be based more than 50 miles from the principal office at which the executive was based immediately prior to the change in control. Under these agreements, a change in control is generally defined to include the following:

•

Any merger or other reorganization of the Company where the holders of the outstanding voting securities immediately prior to the merger or reorganization do not continue to hold at least 50% of voting securities after the merger or reorganization;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•

The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.

The table below sets forth the estimated benefits payable to each named executive officer (i) if there is no change in control of the Company and the named executive officer’s employment was involuntarily terminated without cause on March 29, 2008 and (ii) if there was a change in control of the Company on March 29, 2008 and the named executive officer’s employment was involuntarily terminated by the Company without cause or terminated with good reason by the named executive officer on that date.

	Nicholas Konidaris (1)
Executive Benefits and Payments Upon Termination or Change in Control	Change in Control (without regard to termination)	Involuntary or Good Reason Termination (CIC)	Involuntary Not for Cause Termination (no CIC)
Compensation:
Base Salary		$1,000,000	$1,000,000
Cash Bonus Plan		$1,000,000
Stock Options Unvested/Accelerated (4)	—	—	—
Restricted Stock Units Unvested/Accelerated	$1,859,891	$1,859,891
Benefits and Perquisites:
Post-termination Insurance Benefits		$33,863	$22,570

Total:	$1,859,891	$3,893,754	$1,022,570

	Paul Oldham (2)		Robert DeBakker (2)		Kerry L. Mustoe (3)
Executive Benefits and Payments Upon Termination or Change in Control	Change in Control (without regard to termination)	Involuntary or Good Reason Termination (CIC)	Change in Control (without regard to termination)	Involuntary or Good Reason Termination (CIC)	Change in Control (without regard to termination)	Involuntary or Good Reason Termination (CIC)
Compensation:
Base Salary		$280,000		$240,000
Cash Bonus Plan	$168,000	$168,000	$144,000	$144,000
Stock Options Unvested/Accelerated (4)	—	—	—	—	—	—
Restricted Stock Units Unvested/Accelerated	$24,270		$542,030		$283,150
Benefits and Perquisites:
Post-termination Health Benefits		$15,070		$15,070

Total:	$192,270	$463,070	$686,030	$399,070	$283,150	—

(1)	Nicholas Konidaris

a.

Base Salary : Upon termination by executive without good reason or by the Company for cause, only the base salary earned, and payable through the effective date of termination is payable. Upon termination by the Company without cause or by executive for good reason, if no change in control has occurred, two times annual base salary is payable in equal installments coinciding with the Company’s normal pay practices over 24 months. If the executive’s termination occurs after July 23, 2008, payments will decrease ratably, such that he would not receive any severance if his employment terminated after July 23, 2010. Any such payments shall be repaid to the Company by Mr. Konidaris if he materially violates his employee confidentiality, non-competition and assignment agreement. Upon involuntary termination or termination for good reason by the executive within 24 months following a change in control, lump sum payment of two times the annual salary is due.
b.	Cash Bonus: Upon termination by executive without good reason or by the Company for cause, only the annual bonus earned and payable up to the effective date of termination is payable. Upon involuntary termination or termination for good reason by the executive within 24 months of a change in control, lump sum payment of two times the annual target cash bonus is due.
c.	Equity-based awards: Amounts in the table are based on the closing stock price on March 29, 2008 of $16.18 and the number of restricted stock units for which vesting is extended or accelerated. Because the market price of the stock on March 29, 2008 was less than the option exercise prices, no amounts are included in the above tables for acceleration of options.

i.	Grants made at the time of Mr. Konidaris’s hire: Upon involuntary termination without cause or termination for good reason by the executive, if no change in control has occurred, continued vesting and exercisability for two years following termination of all options, stock appreciation rights, restricted stock and all other equity-based awards then held by the executive. Upon involuntary termination without cause or termination for good reason by the executive within 24 months following a change in control, all equity-based awards then held by the executive would become immediately vested and exercisable. Upon involuntary termination without cause or termination for good reason by the executive (with or without a change in control), extension of term for exercise of vested and unexpired options and stock appreciation rights until three years after the executive’s termination, provided that none shall be exercisable after their expiration under the original terms of grant.
ii.	Grants made after Mr. Konidaris’s hire: Restricted stock unit agreements for awards made prior to July 19, 2006 provide for full acceleration upon a change in control (without regard to termination) and define “change in control” to mean a “change in control event” as defined in IRS Notice 2005-1 or any successor regulation. Restricted stock unit agreements for awards made on or after July 19, 2006 provide for full acceleration upon a change in control if (i) the award is not replaced with a substantially equivalent award or (ii) the executive is terminated without cause or terminates his own employment for good reason during the vesting period (in which case the executive shall also receive a cash payment equal to the diminution in value of the award since the change in control). For performance-based restricted stock units, full acceleration means that the number of such restricted stock units are adjusted based upon actual performance achieved. These agreements define “change in control” to have the same meaning as the change in control severance agreements described above. Amounts in the table assume full acceleration.

d.	Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive, if no change in control has occurred, 24 months of health, dental, accident, and life insurance will be provided to the executive and his covered dependents. Not required after executive receives similar benefits from another employer, becomes entitled to benefits under Medicare, or after July 23, 2010. Upon involuntary termination without cause or termination for good reason by the executive within 24 months following a change in control, 36 months of health, dental, accident, and life insurance will be provided to the executive and his covered dependents. Not required after the executive receives similar benefits from another employer, becomes entitled to benefits under Medicare, or after July 23, 2010.

(2)	Other Named Executive Officers with Change in Control Agreements

a.	Base Salary: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment of one times the annual base salary at the rate in effect immediately prior to the termination, with one-half payable in six monthly installments and the balance paid in a lump sum six months after the date of termination.
b.

Cash Bonus: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment of one times the annual target cash bonus is due 6 months after termination. Upon a change in control while executive is employed, lump sum payment of one times the greater of the target bonus or the performance against bonus criteria is due with 30 days of a change in control. Amounts in the table are based on target amounts.
c.	Equity-based awards: Amounts in the table are based on the closing stock price on March 29, 2008 of $16.18 and the number of restricted stock units for which vesting is extended or accelerated. Because the market price of the stock on March 29, 2008 was less than the option exercise prices, no amounts are included in the above tables for acceleration of options.

i.	Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment must be made for any benefits or awards (including both cash and equity components) which pursuant to the terms of any plans have become payable, but which have not yet been paid.
ii.	Restricted stock unit agreements provide for prorated acceleration of the award if the Company terminates employment other than for cause. Restricted stock unit agreements for awards made prior to July 19, 2006 provide for full acceleration upon a change in control (without regard to termination) and define “change in control” to mean a “change in control event” as defined in IRS Notice 2005-1 or any successor regulation. Restricted stock unit agreements for awards made on or after July 19, 2006 provide for full acceleration upon a change in control if (i) the award is not replaced with a substantially equivalent award or (ii) the executive is terminated without cause or terminates his or her own employment for good reason during the vesting period (in which case the executive shall also receive a cash payment equal to the diminution in value of the award since the change in control). For performance-based restricted stock units, full acceleration means that the number of such restricted stock units are adjusted based upon deemed attainment of target performance, or actual performance achieved, if greater. These agreements define “change in control” to have the same meaning as the change in control severance agreements described above. Amounts in the table assume full acceleration.
iii.	Option agreements, except for those entered into on or after May 24, 2006, provide that upon termination within one year after a change in control (other than for retirement, death or physical disability), options may be exercised at any time prior to their expiration date or for three months after the termination, whichever is the shorter period. A “change in control” is defined to include a change in control that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934; provided that a change in control will be deemed to have occurred if any person becomes the owner of 20% or more the Company’s then outstanding securities or if, during any two year period, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless each new director was elected by at least two-thirds of the directors who were directors at the beginning of the period. Option agreements entered into on May 24, 2006 provide for full acceleration upon a change in control if (i) the award is not replaced with a substantially equivalent award or (ii) the executive is terminated without cause or terminates his or her own employment for good reason during the vesting period (in which case the executive shall also receive a cash payment equal to the diminution in value of the award since the change in control). These agreements define “change in control” to have the same meaning as the change in control severance agreements described above.
iv.	The option agreements for grants made on May 24, 2006, which were fully exercisable at the time of grant but for which the underlying shares are subject to restrictions on resale that lapse ratably over three years, contain provisions with respect to the lapse of transfer restrictions.

d.	Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, 12 months of health and dental insurance will be provided to the executive and his covered dependents.

(3)	Other Named Executive Officer without a Change in Control Agreement

a.

Equity-based awards: Amounts in the table are based on the closing stock price on March 29, 2008 of $16.18 and the number of restricted stock units for which vesting is extended or accelerated. Because the market price of the stock on March 29, 2008 was less than the option exercise prices, no amounts are included in the above tables for acceleration of options.

i.	Restricted stock unit agreements contain the same provisions as described in Footnote 2.c.i and 2.c.ii above.
ii.	Stock option agreements contain the same provisions as described in Footnote 2.c.i and 2.c.iii above.

(4)	Because the market price of the stock on March 29, 2008 was less than the option exercise prices, no amounts are included in the above tables for acceleration of options. .

Other Benefits Triggered upon Termination due to Death, Disability or Retirement

At fiscal year-end 2008, the named executive officers held outstanding unexercisable options and unvested restricted stock units as set forth in the Outstanding Equity Awards table above. The stock option agreements governing all unvested options provide that if an optionee’s employment terminates because of total disability or death, the option may be exercised at any time before the expiration date of the option or the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. Restricted stock unit agreements provide for prorated acceleration of the award if the executive ceases to be an employee by reason of death, physical disability or normal retirement. Eight thousand five hundred time-based restricted stock units and 27,000 time-based restricted stock units granted to Mr. Konidaris on July 26, 2007 that cliff vest on the third and fifth anniversaries of the grant date, respectively, will vest on a pro rata basis after Mr. Konidaris turns 65 or upon his retirement.

The following table shows the values of the restricted stock that would have accelerated vesting if the named executive officer’s employment had terminated as of March 29, 2008 due to death or disability.

Named executive officer	Accelerated restricted stock (1)
Nicholas Konidaris	$760,119
Paul Oldham	$12,135
John Metcalf (2)	—
Robert DeBakker	$205,499
Tung H. Tom Wu	$151,566
Kerry L. Mustoe	$112,246

(1)	Amounts in this column represent the number of shares accelerated multiplied by the closing market price of the Company’s common stock on March 29, 2008 ($16.18).
(2)	Mr. Metcalf terminated employment September 29, 2007 and at March 29, 2008, he held no unvested restricted stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal period ended March 29, 2008 and the Company’s proxy statement for the 2008 annual meeting.

By the Compensation Committee:

Keith L. Thomson, Chairman

Richard J. Faubert

Jon D. Tompkins

Barry L. Harmon

Edward C. Grady

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consisted of directors Keith L. Thomson, Richard J. Faubert, Jon D. Tompkins, Barry L. Harmon and Edward C. Grady during the last completed fiscal year. No Compensation Committee member is or has been an employee of the Company or has any other material relationship with the Company except for Barry L. Harmon, who served as President and Chief Executive Officer of the Company from April 2003 until January 2004.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In July 2007, the Board of Directors approved and adopted an amended Audit Committee Charter, a copy of which is available on the Company’s website at www.esi.com.

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors and oversees the audits of the Company’s financial statements. Management has the primary responsibility for the financial statements and the reporting processes including the systems of internal controls.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal and disclosure controls and the overall quality of the Company’s financial reporting.

In connection with the Company’s audited financial statements for the fiscal period ended March 29, 2008, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors’ independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal period ended March 29, 2008 for filing with the Securities and Exchange Commission.

By the Audit Committee:

Frederick A. Ball, Chairman

Gerald F. Taylor

Robert R. Walker

Principal Accounting Fees and Services

The following table shows the fees billed or accrued to the Company for the audit and other services provided in fiscal 2008 by KPMG LLP, the Company’s principal accounting firm.

	2008	2007
Audit Fees (1)	$964,800	$884,065
Tax Fees (2)	$253,585	$241,185

Totals	$1,218,385	$1,125,250

(1)	Audit Fees represent fees for professional services performed in connection with the audit of the Company’s financial statements, including reviews of interim financial statements included in Form 10-Q and registration statements, and the audit of the Company’s internal control over financial reporting.
(2)	Tax Fees represent fees billed for tax compliance, tax advice and tax planning.

All services to be provided by KPMG LLP are required to be approved by the Audit Committee in advance. The audit services are approved annually. These services include, but are not limited to, the annual financial statement audit, and reviews of consolidated quarterly results as reported on Form 10-Q and review of registration statements filed by the company. With respect to services for other than audit services, at least annually, the independent auditor submits to the Audit Committee for its approval the anticipated engagements for the ensuing year, either at the time the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval before the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

KPMG LLP audited the Company’s financial statements for the ten-month period ended March 29, 2008 and has been appointed to audit the Company’s financial statements for the fiscal year ending March 28, 2009. While not required, the Board of Directors is submitting this appointment for ratification by the shareholders. Representatives of KPMG LLP are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

The Board recommends a vote FOR the ratification of the selection of KPMG LLP as ESI’s independent registered public accounting firm for the 2009 fiscal year.

If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm to audit the Company’s financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on the written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that its executive officers and directors have complied with all applicable Section 16(a) filing requirements for transactions during the 2008 fiscal period.

OTHER MATTERS

Shareholder Proposals in the Company’s Proxy Statement

Shareholders wishing to submit proposals for inclusion in the Company’s proxy statement for the 2009 annual meeting of shareholders must submit the proposals for receipt by the Company not later than February 27, 2009.

Shareholder Proposals not in the Company’s Proxy Statement

Shareholders wishing to present proposals for action at this annual meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws. A shareholder must give timely notice of the proposed business to the Company’s secretary . To be timely, a shareholder’s notice must be in writing and delivered to the secretary not less than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the prior year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Company’s secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the Bylaws will be provided to any shareholder upon written request to the Company’s secretary. The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company’s bylaws. The Company expects the 2009 Annual Meeting of Shareholders to be held on August 4, 2009.

Shareholders who wish to submit a shareholder proposal should do so in writing addressed to the Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.

Shareholder Nominations for Directors

Shareholders wishing to directly nominate candidates for the Board of Directors at an annual meeting must do so in writing, in accordance with the Company’s bylaws and delivered to the secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the prior year’s annual meeting of shareholders, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Company’s secretary. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the Secretary setting forth the information specified in the Company’s bylaws for annual meeting nominations. To be timely, the notice must be given not later than 10 days following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at the meeting. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

Transaction of Other Business

Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives discretionary authority in the event that any other matters should be presented.

By Order of the Board of Directors

/s/ Paul Oldham

Paul Oldham

Vice President of Administration, Chief Financial

Officer and Corporate Secretary

Portland, Oregon

July 7, 2008

Please Mark He re for Address Change or

SEE REVERSE SIDE

Please mark your votes as indicated in this example

1. Election of four directors:

FOR the nominees listed to the left (except as indicated to the contrary)

WITHHOLD AUTHORITY to vote for all nominees listed to the left

NOMINEE S FOR THREE-YEAR TERMS:

01 Barry L. Harmon

02 Gerald F. Taylor

03 W. Arthur Porter

04 Edward C. Grady

Instruction: To withhold authority to vote for any nominee write that nominee’s name(s) in this space:

FOR AGAINST ABSTAIN

2. To ratify the appointment of KPMG LLP as Eli’s independent registered public accounting firm for the fiscal year ending March 28, 2009.

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly

Authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. If a partnership, please sign in the partnership name by authorized persons.

If you receive more than one Proxy Card, please sign and return all such card s in the accompanying envelope.

Typed or Printed names:

Authorized Signature:

Title or authority, if applicable:

Date:

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/esio

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements , tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PROXY

ELECTRO SCIENTIFIC INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Electro Scientific Industries, Inc., an Oregon corporation

(the “Company”), hereby appoints Nicholas Konidaris and Paul Old ham, and each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual

Meeting”) to be held at 2:00 p.m. on Tuesday, August 5, 2008 at the Company’s executive offices located at 13900 NW Science Park Drive, Portland, Oregon, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION I S GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LIS TED IN PROPOSAL 1 AND “FOR” PROPOSAL

2 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF

DIRECTORS AS TO OTHER MATTERS.

The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Electro Scientific

Industries, Inc. account online.

Access your Electro Scientific Industries, Inc. shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Electro Scientific Industries, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View certificate history

• View book-entry information

• View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-877-812-4238